Exhibit 2.1

TRANSACTION IMPLEMENTATION AGREEMENT

BY AND BETWEEN

MONTAUK HOLDINGS LIMITED,

MONTAUK HOLDINGS USA, LLC

AND

MONTAUK RENEWABLES, INC.

DATED NOVEMBER 6, 2020

TABLE OF CONTENTS

(continued)

ARTICLE VIII	TERMINATION	23

8.1	Termination	23
8.2	Effect of Termination	23

ARTICLE IX	MISCELLANEOUS	23

9.1	Counterparts; Entire Agreement; Corporate Power	23
9.2	Governing Law	23
9.3	Assignability	24
9.4	Third-Party Beneficiaries	24
9.5	Notices	24
9.6	Severability	25
9.7	Force Majeure	25
9.8	Expenses	26
9.9	Headings	26
9.10	No Waiver	26
9.11	Specific Performance	26
9.12	Amendments	26
9.13	Interpretation	26
9.14	Limitations of Liability	27
9.15	Performance	27

TABLE OF CONTENTS

(continued)

SCHEDULES

Schedule 3.2	MRI Directors and Officers

EXHIBITS

Exhibit A	Form of Share Exchange Agreement
Exhibit B	Form of Montauk USA Wind-Up Agreement
Exhibit C	Form of Amended and Restated Bylaws of MRI
Exhibit D	Form of Amended and Restated Certificate of Incorporation of MRI
Exhibit E	Form of Stock Power

TRANSACTION IMPLEMENTATION AGREEMENT

THIS TRANSACTION IMPLEMENTATION AGREEMENT, dated November 6, 2020 (this “Agreement”), is by and between Montauk Holdings Limited, a South African company (“MNK”), Montauk Holdings USA, LLC, a Delaware limited liability company wholly owned subsidiary of MNK (“Montauk USA”), and Montauk Renewables, Inc., a Delaware corporation (“MRI”). Capitalized terms used herein and not otherwise defined will have the respective meanings assigned to them in Article I.

RECITALS

WHEREAS, the board of directors of MNK (the “MNK Board”) has determined that it is in the best interests of MNK and its shareholders to create a new publicly traded company incorporated and listed in the United States that will operate the MRI Business;

WHEREAS, in furtherance of the foregoing, the MNK Board and MNK, the sole member of Montauk USA, have determined that it is appropriate and desirable to undertake an internal restructuring (the “Reorganization Transactions”);

WHEREAS, MNK is a holding company listed on the Johannesburg Stock Exchange (“JSE”) with no significant assets other than 100% of the equity of Montauk USA, which in turn owns no assets other than 100% of the equity of Montauk Energy Holdings LLC, a Delaware limited liability company (“MEH”), which in turn conducts all of the business and operations of MNK directly and indirectly through its Subsidiaries;

WHEREAS, to effect the Reorganization Transactions, Montauk USA will consummate the Share Exchange and the Pre-Spin Distribution and the other actions required pursuant to Article II, following which Montauk USA will no longer hold any assets and will be sold to a Third Party that will formally wind up and dissolve Montauk USA;

WHEREAS, subsequent to the Reorganization Transactions and pursuant to the terms of this Agreement, MNK intends to distribute all of the outstanding shares of MRI common stock, par value $0.01 (“MRI Shares”), owned by MNK to the holders of record of the ordinary shares of MNK with no par value (“MNK Shares”), as of the Record Date (the “Record Holders”), with such distribution to be made with regard to the respective shareholding of Record Holders, with each Record Holder entitled to receive one MRI Share for every one MNK Share (or such other ratio as agreed to by MRI and MNK prior to the Effective Time, the “Distribution Ratio”)), excluding fractional MRI Shares, subject to the withholding by MNK of the Withholding Shares (the “Distribution”);

WHEREAS, following the Distribution, MNK, which will no longer hold any significant assets other than the Withholding Shares withheld by MNK to satisfy tax liabilities of certain Record Holders associated with the Distribution, will engage in no activities other than wind-up activities, delist from the JSE and ultimately be formally dissolved;

WHEREAS, MNK has prepared the Shareholder Circular which sets forth disclosure concerning MRI, the Reorganization Transactions, and the Distribution;

WHEREAS, each of MNK, Montauk USA and MRI has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization Transactions, the Distribution and certain other agreements that will govern certain matters relating to the Reorganization Transactions and the Distribution and the relationship of MNK, MRI and the members of their respective Groups following the Distribution; and

WHEREAS, concurrently with the execution and delivery of this Agreement, (a) MRI, Montauk USA and the sole stockholder of MRI have executed and delivered a Share Exchange Agreement, attached hereto as Exhibit A (the “Share Exchange Agreement”) pursuant to which the parties thereto shall consummate the Share Exchange, and (b) MNK, MRI and a Third Party acquiror have executed a Membership Interest Purchase Agreement, attached hereto as Exhibit B (the “Montauk USA Wind-Up Agreement”), pursuant to which such Third Party will acquire all of the issued and outstanding membership interests of Montauk USA from MNK for the nominal consideration of $1.00 for purposes of conducting the wind up and dissolution of Montauk USA in accordance with terms of Montauk USA’s operating agreement and the Delaware Limited Liability Company Act.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms will have the following meanings:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, provincial, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the MRI Group will be deemed to be an Affiliate of any member of the MNK Group and (b) no member of the MNK Group will be deemed to be an Affiliate of any member of the MRI Group.

“Agent” means Computershare Investor Services in the capacity as distribution agent, transfer agent and registrar for the MRI Shares in connection with the Distribution.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreement” means all agreements (other than this Agreement) entered into by the Parties and/or members of their respective Groups (but as to which no Third Party is a party) in connection with the Reorganization Transactions, the Distribution, or the other transactions contemplated by this Agreement, including the Share Exchange Agreement.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Arbitration Request” has the meaning set forth in Section 7.2(a).

“Benefit Plan” means any (a) “employee benefit plan,” as defined in ERISA Section 3(3) (whether or not such plan is subject to ERISA); and (b) employment, compensation, severance, redundancy, salary continuation, bonus, incentive, retirement, savings, pension, workers’ compensation, termination benefit (including termination notice requirements), other indemnification, supplemental unemployment benefit, profit sharing, deferred compensation, profits interest, stock ownership, stock purchase, stock option, stock appreciation right, restricted stock, performance stock, “phantom” stock, performance stock unit, restricted stock unit, other equity-based incentive, change in control, paid time off, perquisite, fringe benefit, vacation, disability, life, or other insurance, death benefit, hospitalization, medical, or other compensatory or benefit plan, program, fund, agreement, arrangement, scheme, Contract, or policy of any kind (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated), and any trust, escrow or similar agreement related thereto, whether or not funded.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act, 2008 (Act No. 71 of 2008), as amended.

“Contract” means any written or oral agreement, contract, commitment, lease, instrument, guarantee, bid, order, proposal, understanding or arrangement.

“CPR Arbitration Procedure” has the meaning set forth in Section 7.2(a).

“Dispute” has the meaning set forth in Section 7.1.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the date on which the Distribution will be implemented, which will be determined by the MNK Board.

“Distribution Ratio” has the meaning set forth in the Recitals.

“Effective Time” means the effective time of the Distribution on the Distribution Date as determined by the MNK Board.

“Employee” means, as applicable, an employee on the payroll of MNK (or any other member of the MNK Group), MEH, or MRI (or any other member of the MRI Group), including any employee absent from work on account of vacation, annual leave, jury duty, funeral leave, furlough, personal leave, sickness, short-term disability, long-term disability or workers’

compensation leave (in each case, unless treated as a separated employee for employment purposes), military leave, family leave, parental leave (whether paid or unpaid), pay continuation leave, garden leave, or other approved leave of absence or for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics (including the novel COVID-19 virus), war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or, in the case of computer systems, any failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto, will not be deemed an event of Force Majeure.

“Governmental Authority” means any nation or government, any state, province, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, provincial, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” means either the MRI Group or the MNK Group, as the context requires.

“Initial Notice” has the meaning set forth in Section 7.1.

“IRS” means the U.S. Internal Revenue Service.

“JSE” has the meaning set forth in the Recitals.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty, license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means all debts, guarantees, assurances, commitments, liabilities, responsibilities, Taxes, damages, penalties, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any third-party claim), Benefit Plan, demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental

Authority or arbitration tribunal, and those arising under any Contract, obligation, indenture, instrument, promise, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“MEH” has the meaning set forth in the Recitals.

“MEH Employee” means any Employee who is employed by MEH immediately prior to the Effective Time or who continues in employment with MEH or any member of the MRI Group from and after the Effective Time, or (b) hired by any member of the MRI Group on or after the Effective Time.

“MRI” has the meaning set forth in the Preamble.

“MRI Business” means the business, operations and activities of MRI and each other member of the MRI Group and Montauk USA as conducted at any time prior to the Effective Time.

“MRI Bylaws” means the Amended and Restated Bylaws of MRI, substantially in the form of Exhibit C.

“MRI Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of MRI, substantially in the form of Exhibit D.

“MRI Group” means MRI and each Person that is or will be a Subsidiary of MRI as of immediately after the consummation of the Share Exchange, including but not limited to, MEH.

“MRI Marks” means the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of either Party or any member of its Group using or containing “Montauk,” “Montauk Energy” or “Montauk Holdings” either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“MRI Option” means a stock option to acquire MRI Shares.

“MRI Shares” has the meaning set forth in the Recitals.

“MNK” has the meaning set forth in the Preamble.

“MNK Board” has the meaning set forth in the Recitals.

“MNK Group” means MNK and Montauk USA.

“MNK Note” has the meaning set forth in Section 3.5.

“MNK Option” means an option to acquire MNK Shares that was granted under the MNK Share Appreciation Rights Scheme for U.S. Affiliates, which was approved by shareholders of MNK on 29 October 2015.

“MNK Shares” has the meaning set forth in the Recitals.

“Montauk USA” has the meaning set forth in the Recitals.

“Montauk USA Wind-Up Agreement” has the meaning set forth in Section 5.5.

“Nasdaq” means the Nasdaq Stock Market.

“Notice” has the meaning set forth in Section 9.5.

“Parties” means the parties to this Agreement.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Pre-Spin Distribution” has the meaning set forth in Section 2.1(b).

“Privileged Information” means any information, in written, oral, electronic, or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Record Date” means the date to be determined by the MNK Board, as the record date for the Record Holders entitled to receive MRI Shares pursuant to the Distribution.

“Record Holders” has the meaning set forth in the Recitals.

“Reorganization Transactions” has the meaning set forth in the Recitals.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives and advisors.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Share Exchange” has the meaning set forth in Section 2.1(a).

“Share Exchange Agreement” has the meaning set forth in the Recitals.

“Shareholder Circular” means the shareholder circular to be circulated by MNK to the MNK shareholders in connection with the Distribution in terms of which, amongst other things, the approval of the holders of MNK Shares is sought for the Distribution.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership or limited liability company, or (b) otherwise has the power to elect, either directly or indirectly, a majority of the board of directors or similar governing body.

“Tax or Taxes” means all federal, state, local, provincial, municipal, foreign or other taxes, charges or other assessments, including all income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, net worth, intangibles, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, intangibles, goods and services, customs duties, conveyance, mortgage, registration, documentary, recording, premium, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, unemployment insurance, severance, environmental, disability, workers’ compensation, health care natural resources, excise, severance, stamp, occupancy, rent, real property, personal property, estimated or other similar taxes, duties, levies or other governmental charges or assessments or deficiencies thereof, including all interest, penalties, fines, additions to tax or additional amounts imposed on the foregoing amounts by any taxing authority.

“Third Party” means any Person other than the Parties or any members of their respective Groups.

“Total Distribution Shares” means the number of MRI Shares equal to the product of (a) the number of issued and outstanding MNK Shares as of date on which the finalization announcement regarding the Distribution is published on the JSE’s Stock Exchange News Service pursuant to the JSE Listings Requirements multiplied by (b) the Distribution Ratio (as finally as agreed to by MRI and MNK prior to the Share Exchange).

“U.S. Offering” means the public offering of up to $20,000,000 of new MRI Shares on the Nasdaq to be completed substantially concurrently with the Distribution.

“Withholding Shares” means those MRI Shares (if any) withheld by MNK in relation to any Record Holders: (i) to enable MNK to settle the dividends tax liability arising from the Distribution to a Record Holder in terms of the Income Tax Act, 1962 (Act No. 58 of 1962), as amended; or (ii) who delivered a demand made in terms of section 164(5) of the Companies Act, in terms of which such Record Holder demanded that MNK pay such Record Holders the fair value for all of the MNK Shares which such Record Holder holds.

ARTICLE II

THE REORGANIZATION TRANSACTIONS

2.1    Pre-Distribution Restructuring.

(a)    Share Exchange. On the Business Day immediately prior to the Record Date (or such other date as may be agreed by MRI and MNK, provided such date is prior to the Record Date), Montauk USA will transfer and assign to MRI all of the issued and outstanding membership interests of MEH in exchange for the issuance by MRI to Montauk USA of the Total Distribution Shares (the “Share Exchange”), in each case, in accordance with the Share Exchange Agreement. Upon the consummation of the Share Exchange, Montauk USA will own all of the issued and outstanding common stock of MRI and MRI will own all of the issued and outstanding membership interests of MEH.

(b)    Distribution of Total Distribution Shares. Immediately following the consummation of the Share Exchange, Montauk USA will declare a special distribution consisting of the Total Distribution Shares to MNK (Montauk USA’s sole member) (the “Pre-Spin Distribution”) and will execute and deliver to MNK a stock power substantially in the form attached hereto as Exhibit E. Immediately following the Pre-Spin Distribution, MNK will directly hold the Total Distribution Shares, representing all of the issued and outstanding common stock of MRI.

2.2    Approvals and Notifications. To the extent that the Share Exchange, the Pre-Spin Distribution, the Reorganization Transactions or the Distribution require any Approvals or Notifications, the Parties will use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between MNK and MRI, neither MNK nor MRI will be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

2.3    Treatment of Guarantees and Security Interests. In furtherance of, and not in limitation of, the obligations set forth in Section 2.2:

(a)    Each of MNK and MRI will, and will cause their respective Subsidiaries to, use commercially reasonable efforts to have any MNK and Montauk USA, as applicable, removed as guarantor of, indemnitor of or obligor for any Liability of any member of the MRI Group, including the removal of any Security Interest on or in any of their respective assets that may serve as collateral or security.

(b)    To the extent required to obtain a release from a guarantee or indemnity of MNK or Montauk USA, MRI or one or more members of the MRI Group will execute a guarantee or indemnity agreement in the form of the existing guarantee or indemnity or such other form as is agreed to by the relevant parties to such guarantee or indemnity agreement, except to the extent that such existing guarantee or indemnity contains representations, covenants or other terms or provisions either (A) with which MRI would be reasonably unable to comply or (B) which MRI would not reasonably be able to avoid breaching.

2.4    Termination of Agreements.

(a)    Except as set forth in Section 2.4(b), in furtherance of the releases and other provisions of Article IV, MRI and each member of the MRI Group, on the one hand, and MNK and Montauk USA, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among MRI and/or any member of the MRI Group, on the one hand, and MNK and/or Montauk USA on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) will be of any further force or effect after the Effective Time. Each Party will, at the reasonable request of the other Parties, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)    The provisions of Section 2.4 will not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time) and (ii) any agreements, arrangements, commitments or understandings to which any Third Party is a party.

(c)    All of the intercompany accounts receivable and accounts payable between any member of the MNK Group, on the one hand, and any member of the MRI Group, on the other hand, outstanding as of the Effective Time will, prior to the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by MNK in its sole and absolute discretion; provided, that for the avoidance of doubt, the foregoing shall not affect the MNK Note to be delivered pursuant to Section 3.5.

2.5    Ancillary Agreements. Effective on or prior to the Effective Time, each of MNK and MRI will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it (or any member of its Group) is a party.

ARTICLE III

THE DISTRIBUTION

3.1    Sole and Absolute Discretion; Cooperation.

(a)    MNK will, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, MNK may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing will in any way limit MNK’s right to terminate this Agreement or the Distribution as set forth in Article VIII or alter the consequences of any such termination from those specified in Article VIII.

(b)    MRI will cooperate with MNK to accomplish the Distribution and will, at MNK’s direction, promptly take any and all actions necessary or desirable to effect the Distribution.

3.2    Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties will take, or cause to be taken, the following actions in connection with the Distribution:

(a)    MRI Certificate of Incorporation and MRI Bylaws. Prior to the Effective Time, but following the Pre-Spin Distribution, MNK and MRI will take all necessary actions so that, as of or immediately prior to the Effective Time, the MRI Certificate of Incorporation and the MRI Bylaws will become the certificate of incorporation and bylaws of MRI, respectively.

(b)    MRI Directors and Officers. Prior to the Effective Time, but following the Pre-Spin Distribution, MNK and MRI will take all necessary actions so that as of immediately prior to the Effective Time: (i) the directors and executive officers of MRI will be those set forth in Schedule 3.2, unless otherwise agreed by the Parties; and (ii) MRI will have such other officers as MRI will appoint.

(c)    The Distribution Agent. MNK and MRI, as applicable, will enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

3.3    Conditions to the Distribution.

(a)    The consummation of the Distribution will be subject to the satisfaction, or waiver by MNK in its sole and absolute discretion, of the following conditions:

(i)    the holders of MNK Shares shall have approved the Distribution in terms of sections 112 and 115 of the Companies Act, by the requisite majority at the shareholders’ general meeting by voting in favor of the resolutions approving the Distribution, provided that this condition shall not be fulfilled if MNK shareholders’ holding, in aggregate, 1.0% or more of the issued Shares (or such other number as the MNK Board may determine), vote against the special resolution approving the Distribution and exercise their appraisal rights by giving notice objecting to such special resolution in accordance with section 164(3) of the Companies Act and delivering valid demands in accordance with sections 164(5) of the Companies Act;

(ii)    the MNK Board shall have authorized and approved the Distribution and not withdrawn such authorization and approval, and shall have declared the dividend in specie of MRI Shares to the MNK shareholders;

(iii)    Montauk USA and MRI will have consummated the Share Exchange and the Pre-Spin Distribution pursuant to Section 2.1;

(iv)    MNK and MRI shall have completed each of the pre-Distribution actions set forth in Section 3.2;

(v)    the actions and filings necessary or appropriate under applicable U.S. and South African Laws and the rules and regulations thereunder will have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority;

(vi)    the South African Reserve Bank (or an Authorized Dealer) having granted its unconditional approval for the Distribution, or such approval having been granted subject to conditions acceptable to the MNK Board;

(vii)    the Takeover Regulation Panel shall have issued a compliance certificate, in accordance with section 121(b) of the Companies Act, to MNK in respect of the Distribution;

(viii)    each of the Ancillary Agreements will have been duly executed and delivered by the applicable parties thereto;

(ix)    no order, interdict, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Reorganization Transactions, the Distribution or any of the transactions related thereto will be in effect and no other event outside the control of Montauk shall have occurred or failed to occur that prevents the consummation of the Distribution;

(x)    the MRI Shares to be distributed in the Distribution will have been accepted for listing on the Nasdaq, subject to official notice of distribution and completion of the U.S. Offering;

(xi)    the MRI Shares to be distributed in the Distribution will have been accepted for a secondary inward listing on the Main Board of the JSE, subject to the implementation of the Distribution;

(xii)    no other events or developments will exist or will have occurred that, in the judgment of the MNK Board, in its sole and absolute discretion, (A) makes it inadvisable to effect the Reorganization Transactions, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement or (B) would result in the Reorganization Transactions, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement having a material adverse effect on MNK or its shareholders.

(b)    The foregoing conditions are for the sole benefit of MNK and will not give rise to or create any duty on the part of MNK or the MNK Board to waive or not waive any such condition or in any way limit MNK’s right to terminate this Agreement as set forth in Article VIII or alter the consequences of any such termination from those specified in Article VIII. Any determination made by the MNK Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) will be conclusive and binding on the Parties.

3.4    The Distribution.

(a)    Subject to Section 3.3, on or prior to the Effective Time, MRI will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for the Total Distribution Shares (being the number of the outstanding MRI Shares as is necessary to effect the Distribution), subject to the withholding by MNK of the Withholding Shares, and will cause the transfer agent for the MNK Shares, as the case may be, to instruct the Agent to (i) distribute at the Effective Time the appropriate whole number of MRI Shares to each such Record Holder or designated transferee or transferees of such Record Holder by way of direct registration in book-entry form and (ii) receive and hold for and on behalf of each Record Holder the amount of fractional MRI Shares to which such Record Holder would otherwise be entitled to receive in the Distribution. MRI will not issue paper share certificates in respect of the MRI Shares. The Distribution will be effective at the Effective Time.

(b)    Subject to Sections 3.3, 3.4(a) and 3.4(c), each Record Holder will be entitled to receive in the Distribution the number of MRI Shares equal to the product of (i) the number of MNK Shares held by such Record Holder on the Record Date multiplied by (ii) the Distribution

Ratio, excluding fractional MRI Shares, subject to the withholding by MNK of the Withholding Shares.

(c)    No fractional MRI Shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional MRI Shares interests to which a Record Holder would otherwise be entitled will not entitle such Record Holder to vote or to any other rights as a shareholder of MRI. In lieu of any such fractional MRI Shares, each Record Holder who, but for the provisions of this Section 3.4, would be entitled to receive a fractional share interest of a MRI Share pursuant to the Distribution, as applicable, will be paid cash, without any interest thereon, as hereinafter provided. On the Record Date, MNK will direct the Agent to determine the number of whole and fractional MRI Shares allocable to each Record Holder, to aggregate all such fractional MRI Shares into whole MRI Shares, and to sell the whole MRI Shares obtained thereby in the open market when, how, and through which broker-dealers as determined in its sole discretion without any influence by MNK or MRI, and to cause to be distributed to each such Record Holder, in lieu of any fractional MRI Share, such Record Holder’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of MNK, MRI or the Agent will be required to guarantee any minimum sale price for the fractional MRI Shares sold in accordance with this Section 3.4(c). Neither MNK nor MRI will be required to pay any interest on the proceeds from the sale of fractional MRI Shares. Neither the Agent nor the broker-dealers through which the aggregated fractional MRI Shares are sold will be Affiliates of MNK or MRI. Solely for purposes of computing fractional MRI Share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of MNK Shares held of record in the name of a nominee in any nominee account will be treated as the Record Holder with respect to such MNK Shares.

(d)    Any MRI Shares or cash in lieu of fractional MRI Shares with respect to MRI Shares that remain unclaimed by any Record Holder 180 days after the Distribution Date will be delivered to MRI, and MRI will hold such MRI Shares for the account of such Record Holder, and the Parties agree that all obligations to provide such MRI Shares and cash, if any, in lieu of fractional MRI Share interests will be obligations of MRI, subject in each case to applicable prescription, escheat or other abandoned property Laws, and MNK will have no Liability with respect thereto.

(e)    Until the MRI Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, MRI will regard the Persons entitled to receive such MRI Shares as Record Holders in accordance with the terms of the Distribution without requiring any action on the part of such Persons. MRI agrees that, subject to any transfers of such MRI Shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the MRI Shares then held by such Record Holder, and (ii) each such Record Holder will be entitled, without any action on the part of such Record Holder, to receive evidence of ownership of the MRI Shares then held by such Record Holder.

(f)    Notwithstanding anything herein to the contrary, each MNK Option that is outstanding as of the Distribution, whether vested or unvested, will be canceled in its entirety without payment to the holder of such MNK Option. At or following the Effective Time, each holder of any such MNK Option will receive a number of MRI Options or other equity incentive award to be determined by the MRI Board in accordance with the terms of an equity incentive plan to be adopted by MRI.

3.5    MNK Note. On the Distribution Date, subject to MNK obtaining any required exchange control approval, MRI shall advance a cash loan to MNK in a principal amount equal to the aggregate amount required by MNK to settle the dividends tax liability arising from the Distribution in terms of the Income Tax Act, 1962 (Act No. 58 of 1962), as amended, with respect to the Withholding Shares in exchange for MNK’s delivery of a promissory note, in the form and on such terms as are acceptable to MRI (the “MNK Note”). For the avoidance of doubt, subject to the terms and conditions of the MNK Note, any net proceeds from dispositions of the Withholding Shares by MNK shall be paid by MNK to MRI to reduce the outstanding principal amount to be repaid (together with accrued interest thereon) under the MNK Note.

ARTICLE IV

MUTUAL RELEASES OF PRE-DISTRIBUTION CLAIMS

4.1    MRI Release of MNK. Except as provided in Sections 4.3 and 4.4, effective as of the Effective Time, MRI does hereby, for itself and each other member of the MRI Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been equity holders, directors, managers, officers, agents or employees of any member of the MRI Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) MNK and the members of the MNK Group, and their respective successors and assigns and (ii) all Persons who at any time prior to the Effective Time have been equity holders, directors, managers, officers, agents or employees of any member of the MNK Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from: (A) all Liabilities arising from or in connection with the transactions and all other activities to implement the Reorganization Transactions and the Distribution and (B) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time).

4.2    MNK and Montauk USA Release of MRI. Except as provided in Sections 4.3 and 4.4, effective as of the Effective Time, each of MNK and Montauk USA does hereby, for itself and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been equity holders, directors, managers, officers, agents or employees of any of MNK and Montauk USA, respectively (in each case, in their respective capacities as such), remise, release and forever discharge MRI and the members of the MRI Group and their respective successors and assigns, from (A) all Liabilities arising from or in connection with the transactions and all other activities to implement the Reorganization Transactions and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time).

4.3    Obligations Not Affected. Nothing contained in Sections 4.1 or 4.2 will impair any right of any Person to enforce this Agreement, any Ancillary Agreement, in each case in accordance with its terms. Nothing contained in Sections 4.1 or 4.2 will release any Person from:

(a)    any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement; or

(b)    any Liability the release of which would result in the release of any Person other than a Person released pursuant to Sections 4.1 or 4.2.

In addition, nothing contained in Section 4.1 will release any member of the MNK Group from honoring its existing obligations to indemnify any director, manager, officer or employee of MRI who was a director, manager, officer or employee of any member of the MNK Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a Liability a member of the MRI Group, MRI will indemnify MNK and Montauk USA, as applicable, for such Liability (including MNK’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

4.4    No Claims. MRI will not make, and will not permit any member of the MRI Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against MNK or Montauk USA, or any other Person released pursuant to Section 4.1, with respect to any Liabilities released pursuant to Section 4.1. Neither MNK nor Montauk USA will make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against MRI or any other member of the MRI Group, or any other Person released pursuant to Section 4.1, with respect to any Liabilities released pursuant to Section 4.1.

4.5    Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party will cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Article IV.

ARTICLE V

CERTAIN OTHER MATTERS

5.1    Insurance Matters. Prior to the Effective Time, MNK, Montauk USA and MRI will use commercially reasonable efforts to either obtain separate insurance policies for MRI and the relevant members of the MRI Group or ensure that MRI and the relevant members of the MRI Group are named insureds under existing insurance policies covering MRI or any member of the MRI Group (it being understood that MRI will be responsible for all premiums, costs and fees associated with any insurance policies covering MRI or any member of the MRI Group pursuant to this Section 5.1). At the Effective Time, MRI will have in effect all insurance programs required to comply with MRI’s contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to MRI’s.

5.2    Employee Matters.

(a)    Employee Liabilities. From and after the Effective Time, the Parties intend for MEH Employees to remain employed by MEH or another member of the MRI Group, and the MRI Group will retain all Liabilities relating to, arising out of, or resulting from the employment (or termination of employment) of any MEH Employee.

(b)    Benefit Plans. From and after the Effective Time, the MRI Group will (or will cause another member of the MRI Group to) continue in effect all Benefit Plans sponsored, maintained, or contributed to by MEH that were in effect prior to the Reorganization Transactions. For the avoidance of doubt, the Parties intend that the employment of all MEH Employees, and all Benefit Plans sponsored, maintained, or contributed to by MEH as in effect prior to the Effective Time, will remain unchanged and unaffected by the consummation of the transactions set forth in this Agreement.

(c)    Tax Reporting and Withholding. Following the Effective Time, the Parties intend that the MRI Group will continue to be responsible for all income, payroll and other tax remittance and reporting related to income of MEH Employees, and, to the extent required, individuals who are or were MRI non-employee directors. If applicable, MNK or MRI, as applicable, will facilitate performance by the other Party of its obligations hereunder by promptly remitting amounts or shares withheld in conjunction with a transfer of shares or cash, either (as mutually agreed by the Parties) directly to the applicable taxing authority or to the other Party for remittance to such taxing authority. The Parties will cooperate and communicate with each other and with third-party providers to effectuate withholding and remittance of taxes, as well as required tax reporting, in a timely, efficient and appropriate manner. If MNK or MRI determines in its reasonable judgment that any action required under this Section 5.2(c) will not achieve the intended tax, accounting and legal results, including, without limitation, the intended results under Code Section 409A or FASB ASC Topic 718 – Stock Compensation, then at the request of MNK or MRI, as applicable, MNK and MRI will mutually cooperate in taking such actions as are necessary or appropriate to achieve such results, or most nearly achieve such results if they originally-intended results are not fully attainable.

(d)    Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, any cancellation or issuance of any MNK Option and/or any MRI Option will be made taking into account the requirements of Code Section 409A, and, to the extent applicable, will be performed such that any such cancellation and/or issuance will comply with, or be exempt from, Section 409A of the Code.

5.3    Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time (or, in the case of Montauk USA, following the execution of the Montauk USA Wind-up Agreement), except as otherwise provided in Article IV, each Party will be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in this Agreement or any Ancillary Agreement, and each Party will use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

5.4    MRI Marks. MRI, on behalf of itself and the other members of the MRI Group, from and after the Effective Time, hereby grants to MNK and Montauk USA a transitional, non-exclusive, fully paid-up, non-transferable and non-sublicenseable license to use the MRI Marks solely in connection with the operation and support of the MNK and Montauk USA, respectively, in each case, solely in a manner consistent with their use in connection with the MRI Business as of immediately prior to the Effective Time. The transitional license granted by this Section 5.4 shall terminate with respect to each of MNK and Montauk USA upon the their respective dissolution.

5.5    Dissolution of Montauk USA. After the Pre-Spin Distribution and no later than the Distribution Date, Montauk USA will file an IRS Form 8832 with the IRS electing for Montauk USA to be treated as a disregarded entity for U.S. tax purposes, effective as of the day after the Pre-Spin Distribution. On the next Business Day following the Distribution Date, MNK will consummate the transactions contemplated by the Montauk USA Wind-Up Agreement.

5.6    Dissolution of MNK. After the Distribution, MNK resolves to conduct no business operations and engage in no activities other than winding-up activities. As soon as reasonably practicable following the Distribution, MNK will become delisted from the JSE. Subsequently, but no later than the date that is 24 months following the Distribution Date (unless MNK and MRI agree that additional time in necessary to complete formal liquidation and dissolution), MNK will be formally dissolved.

5.7    Tax Treatment. The Parties intend that, for U.S. federal income tax purposes, (a) the transfer of all of the membership interests of MEH to MRI by Montauk USA in exchange for all of the MRI Shares pursuant to the Share Exchange, together with (i) the subsequent distribution of the MRI Shares by Montauk USA to MNK pursuant to the Pre-Spin Distribution, followed by (ii) (x) the election of Montauk USA to be treated as a disregarded entity for U.S. tax purposes and (y) the subsequent formal dissolution of Montauk USA, will together be treated as a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Code; and (b) the Distribution will be treated as a distribution of the MRI Shares by MNK pursuant to the complete liquidation of MNK under Section 331 of the Code (and any subsequent cash distributions by MNK to its shareholders of cash remaining after payment of winding up expenses, if any, will also be treated as made pursuant to the complete liquidation of MNK under Section 331 of the Code). The Parties agree not to take any position inconsistent with this Section 5.7 on any tax return, in any tax audit or otherwise, unless required pursuant to applicable Law.

5.8    Taxes, Fees and Expenses of MNK and Montauk USA. From and after the date hereof, to the extent MNK or Montauk USA, respectively, do not have sufficient funds to pay all of their respective costs, expenses, taxes, fees, penalties or other Liabilities when they become due, MRI shall pay, and shall reimburse MNK and Montauk USA, for any and all such costs, expenses, taxes, fees, penalties or other Liabilities incurred by MNK (including invoices of HCI Management Services Proprietary Limited, as MNK’s administrator) or Montauk USA, respectively, solely to the extent reasonably necessary for the continued maintenance and existence of MNK and Montauk USA, respectively, and for the future dissolution and winding up of each of MNK and Montauk USA, respectively; provided, that (i) in the case of MNK, subject to exchange control approval, MNK and Montauk USA shall pay any such costs, expenses, taxes, fees, penalties or other Liabilities are they come due to the extent that they have available cash on hand, prior to seeking payment or reimbursement from MRI and (ii) to the extent MNK or Montauk USA has any remaining assets immediately prior to dissolution after paying all costs, expenses, taxes, fees, penalties or other Liabilities, such entity shall use such assets to repay MRI for any amounts previously paid on its behalf pursuant to this Section 5.8. Any request for payment or reimbursement by MNK or Montauk USA hereunder shall include invoices or other supporting documentation reasonably necessary for MRI or its representatives to confirm and verify such reasonable costs, expenses, taxes, fees, penalties or other liabilities.

5.9    Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1    Agreement for Exchange of Information.

(a)    Subject to Section 6.5 and any other applicable confidentiality obligations, each of MNK, Montauk USA and MRI, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to any other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group to the extent that such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or such information relates to MEH Employees or is required by the requesting Party to comply with any obligation imposed by any Governmental Authority (including, but not limited to, any obligation relating to withholding, reporting, or remitting any Tax that may be due to any Governmental Authority with respect to any MEH Employee); provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or Contract, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties will use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 6.1 will only be obligated to provide such information in the form, condition and format in which it then exists, and in no event will such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information.

(b)    Notwithstanding anything to the contrary herein, until the end of the first full fiscal year of MNK and MRI following the Distribution, each of MNK and MRI agree to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to any other Party and the members of such other Party’s Group, such assistance, documentation and information reasonably required by the other Party and the members of such other Party’s Group with their respective financial reporting and audit obligations.

6.2    Ownership of Information. The provision of any information pursuant to Section 6.1 will not affect the ownership of such information (which will be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

6.3    Compensation for Providing Information. The Party requesting information pursuant to a request for information in accordance with this Article VI agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs will be computed in accordance with the providing Party’s standard methodology and procedures.

6.4    Privileged Matters.

(a)    The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the MNK Group and the MRI Group, and that each of the members of the MNK Group and the MRI Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the MNK Group or the MRI Group, as the case may be.

(b)    The Parties agree as follows:

(i)    MNK will be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to MNK and not to the MRI Group or the MRI Business, whether or not the Privileged Information is in the possession or under the control of any member of the MNK Group or any member of the MRI Group;

(ii)    MRI will be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the MRI Business and not to MNK, whether or not the Privileged Information is in the possession or under the control of any member of the MRI Group or any member of the MNK Group. MRI will also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the MRI Group or any member of the MNK Group; and

(iii)     if the Parties do not agree as to whether certain information is Privileged Information, then such information will be treated as Privileged Information, and the Party that believes that such information is Privileged Information will be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties will use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to MNK, solely to the MRI Group or the MRI Business, or to both MNK, on the one hand, and the MRI Group or the MRI Business, on the other hand.

(c)    Subject to the remaining provisions of this Section 6.4, the Parties agree that they will have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.4(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)    If any Dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Group, each Party agrees that it will (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it will not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)    In the event of any adversarial Action or Dispute among MNK, Montauk USA or MRI, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.4(c); provided that such waiver of a shared privilege will be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and will not operate as a waiver of the shared privilege with respect to any Third Party.

(f)    Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party will promptly notify the other Party of the existence of the request (which Notice will be delivered to such other Party no later than five business days following the receipt of any such subpoena, discovery or other request) and will provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.4 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)    Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of the Parties set forth in this Section 6.4 and in Section 6.5 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of Notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, will not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h)    In connection with any matter contemplated by this Section 6.4, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.5    Confidentiality.

(a)    Confidentiality. Subject to Section 6.6, from and after the Effective Time, MNK and Montauk USA agree to hold, and to cause their respective Representatives to hold, in strict confidence all confidential and proprietary information concerning MRI, any member of the MRI Group or the MRI Business that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof), and will not use any such confidential and proprietary information other than for such purposes as will be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been in the public domain or generally available to the public, other than as a result of a disclosure by MNK or Montauk USA or any of their respective Representatives in violation of this Agreement.

(b)    No Release; Return or Destruction. MNK and Montauk USA agree not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.5(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who will be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.6.

6.6    Protective Arrangements. In the event that either MNK or Montauk USA determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of MRI (or any member of the MRI Group) that is subject to the confidentiality provisions hereof, MNK or Montauk USA, as applicable, will notify MRI (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and will, to the extent reasonably practicable, cooperate, at the expense of MRI, in seeking any appropriate protective order requested by MRI. In the event that MRI fails to receive such appropriate protective order in a timely manner and MNK or Montauk USA, as applicable, reasonably determines that its failure to disclose or provide such information will actually prejudice MNK or Montauk USA, as applicable, then

MNK or Montauk USA, as applicable, may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and MNK or Montauk USA, as applicable, will promptly provide MRI with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

6.7    Whistleblower Protection. Notwithstanding anything herein to the contrary, nothing in this Agreement is intended to restrict, prohibit, impede or interfere with any Person providing information to, or from reporting possible violations of law or regulation to, any governmental agency or entity, from participating in investigations, testifying in proceedings regarding either Party’s or any member of its Group’s past or future conduct, or from making other disclosures that are protected under South African Laws or U.S. Laws, including, state or federal law or regulation, engaging in any future activities protected under statutes administered by any government agency (including but not limited, to the U.S. Department of Justice, the SEC, the United States Congress, and any agency Inspector General), or from receiving and retaining a monetary award from a government-administered whistleblower award program for providing information directly to a government-administered whistleblower award program. Such Persons do not need the prior authorization of either Party to make such reports or disclosures, and are not required to notify either Party that he or she has made any such reports or disclosures.

ARTICLE VII

DISPUTE RESOLUTION

7.1    Good-Faith Negotiation. Subject to Section 7.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or Ancillary Agreement (a “Dispute”), will provide Notice thereof to the other Party (the “Initial Notice”), and within 30 days of the delivery of the Initial Notice, the Parties will attempt in good faith to negotiate a resolution of the Dispute. The negotiations will be conducted by executives who hold, at a minimum, the title of vice president. All such negotiations will be confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within 30 days after the delivery of such Initial Notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 7.1, the Dispute will be submitted to arbitration in accordance with Section 7.2.

7.2    Arbitration.

(a)    In the event that a Dispute has not been resolved in accordance with Section 7.1, then such Dispute will, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration pursuant to the International Institute for Conflict Prevention and Resolution Arbitration Procedure (the “CPR Arbitration Procedure”). The arbitration will be held in Pittsburgh, Pennsylvania or such other place as the Parties may mutually agree in writing. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.2 will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $5.0 million; or (ii) by a panel of three arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $5.0 million or more.

(b)    The panel of three arbitrators will be chosen as follows: (i) within 15 days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two Party-appointed arbitrators will thereafter, within 30 days from the date on which the second of the two arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within 15 days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator will be appointed pursuant to the CPR Arbitration Procedure. In the event that the two Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the CPR Arbitration Procedure. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within 15 days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the CPR Arbitration Procedure.

(c)    The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) will be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of mediation or arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings.

7.3    Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1 and Section 7.2 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.2 if such Party has failed to comply with Section 7.2 in good faith with respect to commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the CPR Arbitration Procedure.

7.4    Conduct During Dispute Resolution Process. Unless otherwise agreed to in writing, the Parties will, and will cause their respective members of their Group to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII

TERMINATION

8.1    Termination. This Agreement may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by MNK, in its sole and absolute discretion, without the approval or consent of any other Person, including MRI. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

8.2    Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) will have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1    Counterparts; Entire Agreement; Corporate Power.

(a)    This Agreement each Ancillary Agreement may be executed (including by facsimile, PDF or other electronic transmission) with counterpart signature pages or in any number of counterparts, each of which will be deemed to be an original as against any party whose signature appears thereon, and all of which will together constitute one and the same instrument.

(b)    This Agreement and Ancillary Agreements and the Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to such subject matter.

(c)    MNK and Montauk USA represent each represent, and MRI represents on behalf of itself and each other member of the MRI Group, as follows:

(i)    each such Person has the requisite power and authority and has taken all action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)    this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

9.2    Governing Law. The provisions of this Agreement and, unless expressly provided there, each Ancillary Agreement will be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

9.3    Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement will be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent will be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

9.4    Third-Party Beneficiaries. The provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder and there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement will provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

9.5    Notices. All notice, report or other communication (each a “Notice”) required or permitted to be given under this Agreement and, to the extent applicable and unless otherwise provided therein, under each Ancillary Agreement will be in writing and will be given by being delivered (a) by hand, (b) by courier or overnight carrier, or (c) by e-mail to the addresses set forth below:

To MNK:

Montauk Holdings Limited

680 Anderson Drive, 5th Floor

Pittsburgh, PA 15220

Attention: Sean F. McClain, Chief Executive Officer;

Kevin A. Van Asdalan, Chief Financial Officer; and

John Ciroli, Chief Legal Officer

e-mail:      smcclaim@montaukenergy.com;

kvanasdalan@montaukenergy.com; and

jciroli@montaukenergy.com

with a copy (which will not constitute Notice) to:

Jones Day

500 Grant St., Suite 4500

Pittsburgh, PA 15219

Attention: Amy I. Pandit

email: apandit@jonesday.com

To Montauk USA:

Montauk Holdings USA, LLC

680 Anderson Drive, 5th Floor

Pittsburgh, PA 15220

Attention: Chief Legal Officer

e-mail: jciroli@montaukenergy.com

with a copy (which will not constitute Notice) to:

Jones Day

500 Grant St., Suite 4500

Pittsburgh, PA 15219

Attention: Amy I. Pandit

email: apandit@jonesday.com

To MRI:

Montauk Renewables, Inc.

680 Anderson Drive, 5th Floor

Pittsburgh, PA 15220

Attention: General Counsel

e-mail: jciroli@montaukenergy.com

with a copy (which will not constitute Notice) to:

Jones Day

500 Grant St., Suite 4500

Pittsburgh, PA 15219

Attention: Amy I. Pandit

email: apandit@jonesday.com

Any Party may at any time give Notice to the other Party of a change in its address for the purposes of this Section 9.5.

9.6    Severability. The provisions of this Agreement and the Ancillary Agreements are independent of and severable from each other, and no provision will be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

9.7    Force Majeure. No Party will be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) will be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision will, as soon as reasonably practicable after the occurrence of any such event, (a) provide Notice to the other Party of the nature and extent of any such

Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

9.8    Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement or as otherwise agreed to in writing by the Parties, (a) all fees, costs and expenses, including all accounting, legal, financial advisory, or Third Party fees, incurred prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Reorganization Transactions, the Shareholder Circular and the Distribution and the consummation of the transactions contemplated hereby will be borne by MRI; and (b) all fees, costs and expenses, including all accounting, legal, financial advisory, or Third Party fees, incurred after the Effective Time will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses.

9.9    Headings. The article, section and paragraph headings contained in this Agreement and the Ancillary Agreements are for convenience only, and they neither form a part of this Agreement or any Ancillary Agreement nor are they to be used in the construction or interpretation hereof or thereof.

9.10    No Waiver. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement or any Ancillary Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor will any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver will be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

9.11    Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

9.12    Amendments. Neither this Agreement nor any Ancillary Agreement will be amended, supplemented, terminated, modified, discharged or otherwise changed, in whole or in part, except by an instrument in writing signed by the parties hereto or thereto, or their respective successors or permitted assignees.

9.13    Interpretation. For the purposes of this Agreement and the Ancillary Agreements, (a) whenever the context may require, any pronoun will include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs will include the plural and vice versa, (b) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation;” (c) the word “or” is not exclusive, (d) the words “herein,” “hereof” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules and Exhibits hereto and thereto), (e) references to any Person include the successors and permitted assigns of that Person, (f) “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (g) unless the context otherwise requires, Articles, Sections, Schedules and Exhibits mean Articles of, Sections of and Schedules and Exhibits attached to this Agreement (or the applicable Ancillary Agreement), (h) references to “business day” will mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in New York City, NY or Johannesburg, South Africa, (i) references herein to this Agreement or any other agreement contemplated herein will be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified, (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import will be references to the date of this Agreement and (k) any reference to “$” or “dollar” shall refer to U.S. Dollars. This Agreement and the Ancillary Agreements will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein will be construed with, and as an integral part of, this Agreement (or the applicable Ancillary Agreement) to the same extent as if they were set forth verbatim herein or therein.

9.14    Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither MRI or any member of the MRI Group, on the one hand, nor MNK or any member of the MNK Group, on the other hand, will be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party claim).

9.15    Performance. MNK will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the MNK Group. MRI will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the MRI Group.

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IN WITNESS WHEREOF, the Parties have caused this Transaction Implementation Agreement to be executed by their duly authorized representatives as of the date first written above.

MONTAUK HOLDINGS LIMITED

By:	/s/ John Ciroli

Name: John Ciroli

Title: VP General Counsel

MONTAUK HOLDINGS USA, LLC

By:	/s/ John Ciroli

Name: John Ciroli

Title: VP General Counsel

MONTAUK RENEWABLES, INC.

By:	/s/ Scott Loughman

Name: Scott Loughman

Title: Chief Executive Officer and President

SCHEDULE 3.2

Montauk Renewables, Inc. Directors and Executive Officers

Name	Position
Sean F. McClain	President and Chief Executive Officer, Director
Kevin A. Van Asdalan	Chief Financial Officer
James Shaw	Vice President of Operations
Scott Hill	Vice President of Engineering
John Ciroli	Vice President, General Counsel and Secretary
Mohamed H. Ahmed	Director
John A. Copelyn	Director
Theventheran G. Govender	Director
Michael A. Jacobson	Director
Bruce S. Raynor	Director